Exhibit 99.1

DAVID N. FARR ELECTED TO IBM BOARD OF DIRECTORS

Armonk, N.Y., October 25, 2011 . . . The IBM (NYSE: IBM) board of directors today elected David N. Farr to the board.  Mr. Farr, 56, is chairman and chief executive officer of Emerson Electric Co. (NYSE: EMR), a diversified global manufacturing and technology company.  Mr. Farr’s election to the board will take effect on January 1, 2012.

Samuel J. Palmisano, IBM chairman, president and chief executive officer, said: “We are very pleased that David Farr will be joining the IBM board of directors.  David has unique experience in worldwide manufacturing and in management processes, and his knowledge and insights in running a complex global business will make a significant contribution to IBM.”

Mr. Farr became chief executive officer of Emerson in 2000, and before that held a wide range of leadership positions over 20 years in areas ranging from manufacturing and strategic planning to sales and general management.  He also served four years as the president of Emerson’s Asia-Pacific business in Hong Kong, and led Emerson’s Astec joint venture before returning to lead Emerson’s Process Management business.  Before being named chief executive officer, he served a year as Emerson’s chief operating officer.  He has been Chairman of Emerson’s Board of Directors since September 2004.

A native of Elmira, New York, Mr. Farr received his B.A. degree in chemistry from Wake Forest University and earned an M.B.A. from Vanderbilt University.  He is a member of The Business Council, based in Washington, D.C., and is on the board of directors of the US-China Business Council.  Mr. Farr is also chairman and past president of Civic Progress, an organization of chief executives from leading companies in St. Louis who work to promote the region.

Contact:	IBM
Edward Barbini, 914-499-6565
barbini@us.ibm.com